Exhibit 4.5

EMPIRE RESORTS, INC.
Route 17B, PO Box 5013
Monticello, New York 12701

July 27, 2009

The Park Avenue Bank
460 Park Avenue
New York, New York 10022

Re:	Amended and Restated Loan Agreement

Gentlemen:

Reference is made to that certain Amended and Restated Loan Agreement dated as of July 24, 2009 by and among Empire Resorts, Inc. (“Empire Resorts”), the guarantors as signatories thereto and The Park Avenue Bank (“PAB”), as assignee of Bank of Scotland (the “Loan Agreement”).  This letter agreement confirms the understanding between Empire Resorts and PAB that the terms and conditions of that certain letter agreement by and among Empire Resorts, PAB and Bank of Scotland, dated June 24, 2009 (the “Commitment Letter”), shall remain in full force and effect as between Empire Resorts and PAB notwithstanding the execution of the Loan Agreement; provided, however, that to the extent that there is a conflict between the terms of the Loan Agreement and the Commitment Letter, the Loan Agreement shall govern.

In connection with the execution of the Loan Agreement, PAB has agreed to execute an assignment and satisfaction, each to be held in escrow by Olshan Grundman Frome Rosenzweig & Wolosky LLP in connection with the acquisition of the Loan Agreement and related mortgage and other transaction documents by a designee appointed by Empire Resorts and PAB.  Empire Resorts acknowledges that such assignment or satisfaction shall not be released from escrow until PAB has either received payment for all amounts due under the loan agreement (including without limitation all costs, fees, interest including default interest), or, if PAB fails to present a final calculation of amounts owed within three (3) business days of such request, upon PAB’s receipt of payment for all amounts due under the Loan Agreement as calculated by Empire Resorts based upon the terms of the Loan Agreement; provided, that in such event, Empire Resorts shall arrange for the purchaser to place an additional $100,000 in escrow with Olshan Grundman Frome Rosenzweig & Wolosky LLP for the final resolution of all claims by PAB.  In order to facilitate such assignment, PAB will be required to provide Empire Resorts with the current balance due at the end of each month of all amounts due if the loan were paid at the end of such month, such balance to be provided within five (5) business days of the last day of each month.

With respect to the First Maturity Date, as such term is defined in the Loan Agreement, PAB and Empire Resorts agree that in the event that Empire Resorts reaches an agreement with the trustee, collateral agent and holders of Empire Resorts’ 5 ½ % convertible senior notes (the “Notes”) such that the date upon which the Notes mature (by acceleration or otherwise) or become mandatorily redeemable, in whole or in part, is extended (the “Revised Put Date”), the First Maturity Date shall be extended to a date that is at least seven (7) days prior to the Revised Put Date.  At such time as Empire Resorts reaches an agreement with the trustee, collateral agent and holders of the Notes, the Default Rate (as defined in the Loan Agreement) shall thereafter no longer apply.

The parties hereto acknowledge and agree that notwithstanding the release of all funds held in escrow pursuant to that certain escrow agreement dated as of July 27, 2009, by and among PAB, Borrower and Olshan Grundman Frome Rosenzweig & Wolosky LLP, the provisions of Section 12.3(c) and (d) of the Loan Agreement shall continue to inure to the benefit of PAB as Agent and Bank in accordance with the terms of the Loan Agreement.

This letter may be executed by the parties herein in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

Please indicate your acknowledgment and agreement to the foregoing by signing below where indicated, as of the above date.

Very truly yours,

EMPIRE RESORTS, INC.

By:	/s/ Joseph E. Bernstein
	Name:	Joseph E. Bernstein
	Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED:

THE PARK AVENUE BANK

By:	/s/ Donald G. Glascoff, Jr.
	Name:	Donald G. Glascoff, Jr.
	Title:	Chairman

ALPHA MONTICELLO, INC.

By:	/s/ Joseph E. Bernstein
	Name:	Joseph E. Bernstein
	Title:	President

ALPHA CASINO MANAGEMENT INC.

By:	/s/ Joseph E. Bernstein
	Name:	Joseph E. Bernstein
	Title:	President

MOHAWK MANAGEMENT, LLC

By:	/s/ Joseph E. Bernstein
	Name:	Joseph E. Bernstein
	Title:	Manager

MONTICELLO CASINO MANAGEMENT, LLC

By:	/s/ Joseph E. Bernstein
	Name:	Joseph E. Bernstein
	Title:	Manager

MONTICELLO RACEWAY DEVELOPMENT COMPANY, LLC

By:	/s/ Joseph E. Bernstein
	Name:	Joseph E. Bernstein
	Title:	Manager

MONTICELLO RACEWAY MANAGEMENT, INC.

By:	/s/ Clifford Ehrlich
	Name:	Clifford Ehrlich
	Title:	President